PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Announces First Quarter 2007 Results
EPS up 22% over Prior Year
Excellent Loan and Deposit Growth

Winston-Salem, North Carolina, April 25, 2007 - Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the three month period ended March 31, 2007. For the three month period ended March 31, 2007, net income rose to $2.0 million, an increase of 25.2% over the $1.6 million earned for the same period in 2006, driven in part by growth in loans and deposits and income from Salem Capital Partners, the Company’s Small Business Investment Company affiliate. Diluted earnings per share in the first quarter 2007 of $0.11 was an increase of 22% from the $0.09 earned in the same period in 2006.

Significant milestones achieved:
➢	Achieved year-over-year net loan growth of $164.3 million or 17.8% and deposit growth of $80.7 million or 8.1%;
➢	Achieved first quarter net loan growth of $52.1 million or 5.0%;
➢	Successfully executed programs to increase deposits, achieving first quarter deposit growth of $54.2 million or 5.3%, including growth of $59.8 million or 11.9% in lower cost non-maturity deposits;
➢	Net interest margin for the first quarter of 2007 remained stable at 3.22% as compared to the three months ended December 31, 2006;
➢	Continued to maintain strong asset quality as non-performing loans and assets declined from the levels reported December 31, 2006;
➢	Appointed Beverly Hubbard Godfrey to serve as director on Southern Community’s Board of Directors;
➢	Paid a quarterly dividend of $0.035 per share on March 1, 2007.

Net interest income for the first quarter of $10.5 million was up 4.7%, compared with $10.0 million reported in the comparable quarter of 2006. First quarter 2007 net interest margin remained stable at 3.22% as compared to the 3.22% reported in the fourth quarter 2006 due in part to continued strong loan and deposit growth.

Non-interest income was $3.1 million during the first quarter of 2007, which represents an increase of 134.3% from non-interest income of $1.3 million reported in the comparable period in 2006. Growth in non-interest income during the first quarter of 2007 was due in large part to an increase in income from the Company’s investment in Salem Capital Partners, a small business investment company (SBIC) established by the Company five years ago. Gains on SBIC activities in the 2007 first quarter were $1.2 million, an increase of $1.1 million from the $130 thousand reported in the 2006 first quarter. Income from SBIC activities will vary as the gains and losses from these investments are recognized. The Company designated certain economic hedges as hedges for accounting purposes in the third quarter of 2006, and as a result recognizes gains and losses due to ineffectiveness since designation, while changes in the fair value of the economic hedges were recognized in income prior to designation. As a result, the Company recognized a loss of $5 thousand on economic hedges in the first quarter 2007, compared to a $486 thousand loss in the first quarter of 2006. The Company recorded non-interest expense of $9.8 million in the current quarter, versus $8.4 million reported in the year ago period. This increase reflects continued growth and investment in the expansion of the franchise and a higher level of occupancy and equipment expenses. On a linked quarter basis, non-interest expense increased 1.8%.

As of March 31, 2007, the Company reported total assets of $1.5 billion, representing an increase of $165.3 million, or 12.3% year-over-year driven by increases in the loan portfolio. The Bank’s loan portfolio increased to $1.1 billion, an increase of $164.3 million, or 17.8% over the amount reported on March 31, 2006. Additionally, loans during the first quarter grew by $52.1 million or 5.0% over the level reported at December 31, 2006. Total deposits grew to $1.1 billion at March 31, 2007, an increase of $54.2 million over the prior quarter and an increase of $80.7 million from the year ago period. Reflecting the continued success of its program to increase core deposits, lower cost non-maturity deposits grew to $561.9 million, an increase of $59.8 million or 11.9% from December 31, 2006 and an increase of $102.5 million or 22.3% from March 31, 2006.

The Company continues to maintain strong credit standards, which are reflected in solid credit quality metrics. Non-performing loans decreased to $1.2 million or 0.11% of total loans at quarter-end, in comparison with $2.6 million or 0.26% of total loans as reported for December 31, 2006. Non-performing assets decreased to $2.7 million or 0.18% of assets at March 31, 2007 compared to $3.5 million or 0.25% of assets at December 31, 2006. Net charge-offs as a percentage of average loans were 0.18% for the quarter ended March 31, 2007, 3 basis points lower than the 0.21% reported in the 2006 fourth quarter. The provision for loan losses of $850 thousand was up from $600 thousand in the fourth quarter of 2006 and $475 thousand in the year ago quarter, the result of strong loan growth and a higher than normal level of charge-offs from relationships for which reserves had previously been provided. The Company’s allowance for loan losses equaled $13.4 million, or 1.24% of total loans and 10.82 times non-performing loans at March 31, 2007. The Company has no sub-prime lending exposure.

At March 31, 2007 stockholders’ equity totaled $138.0 million and represented 9.14% of total assets. Stockholders’ equity increased $2.4 million or 1.8% from $135.6 million for the year ago period. Regulatory capital ratios are all well in excess of the “well-capitalized” threshold.

Southern Community Financial Corporation Chairman and Chief Executive Officer F. Scott Bauer commented, “Earnings results were in line with our expectations. Our people did a great job generating lower cost core deposits and loan growth. Our credit quality remains excellent. In this difficult interest rate environment, we will continue to focus on improving our profitability through margin improvement, increasing non-interest income, and expense control.”

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Southern Community’s executive management team will host a conference call on Thursday, April 26 at 10:00 AM Eastern Time to discuss the quarter-end results. The call can be accessed by dialing (888) 868-9079, conference ID 8728463.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer. Chairman/CEO
David W. Hinshaw, CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)
	For the three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Income Statement	2007	2006	2006	2006	2006

Total Interest Income	$23,573	$23,233	$22,151	$20,862	$19,274
Total Interest Expense	13,052	12,807	11,936	10,830	9,225
Net Interest Income	10,521	10,426	10,215	10,032	10,049

Provision for Loan Losses	850	600	730	705	475

Net Interest Income after Provision for Loan Losses	9,671	9,826	9,485	9,327	9,574

Non-Interest Income
Service Charges on Deposit Accounts	1,051	1,109	1,076	1,098	1,035
Gain (Loss) on Sale of Investment Securities	-	44	30	(4,230)	-
Gain (Loss) and Net Cash Settlement on Economic Hedges	(5)	(25)	296	(582)	(486)
Other Income	2,086	1,209	1,287	1,029	788
Total Non-Interest Income	3,132	2,337	2,689	(2,685)	1,337

Non-Interest Expense
Salaries and Employee Benefits	5,143	4,936	4,776	4,630	4,484
Occupancy and Equipment	1,903	1,819	1,728	1,680	1,608
Other	2,713	2,834	2,425	2,542	2,340
Total Non-Interest Expense	9,759	9,589	8,929	8,852	8,432

Income Before Taxes	3,044	2,574	3,245	(2,210)	2,479
Provision for Income Taxes	1,035	632	1,163	(780)	875

Net Income	$2,009	$1,942	$2,082	$(1,430)	$1,604

Net Income per Share
Basic	$0.12	$0.11	$0.12	$(0.08)	$0.09
Diluted	$0.11	$0.11	$0.12	$(0.08)	$0.09

Balance Sheet	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2007	2006	2006	2006	2006

Assets
Cash and due from Banks	$28,014	$29,160	$26,390	$30,304	$25,807
Federal Funds Sold & Int Bearing Balances	14,945	783	887	1,010	596
Investment Securities	261,734	255,496	256,091	249,496	290,616

Loans	1,085,479	1,033,411	1,015,984	959,085	921,195
Allowance for Loan Losses	(13,417)	(13,040)	(12,990)	(12,626)	(12,211)
Net Loans	1,072,062	1,020,371	1,002,994	946,459	908,984

Bank Premises and Equipment	39,984	40,492	40,604	36,753	36,226
Goodwill	49,792	49,792	49,792	49,792	49,792
Other Assets	43,536	40,371	40,709	39,190	32,795

Total Assets	$1,510,067	$1,436,465	$1,417,467	$1,353,004	$1,344,816

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$113,011	$108,950	$100,257	$106,605	$112,341
Money market, savings and NOW	448,849	393,152	360,459	326,626	347,034
Time	516,921	522,480	560,140	545,316	538,720
Total Deposits	1,078,781	1,024,582	1,020,856	978,547	998,095

Borrowings	281,157	265,297	251,105	230,213	200,986
Accrued Expenses and Other Liabilities	12,083	10,361	10,031	10,120	10,138
Total Liabilities	1,372,021	1,300,240	1,281,992	1,218,880	1,209,219

Total Stockholders' Equity	138,046	136,225	135,475	134,124	135,597

Total Liabilities and Stockholders' Equity	$1,510,067	$1,436,465	$1,417,467	$1,353,004	$1,344,816

Book Value per Share	$7.93	$7.83	$7.75	$7.61	$7.67

	As of or for the three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2007	2006	2006	2006	2006

Per Share Data:
Basic Earnings per Share	$0.12	$0.11	$0.12	($0.08)	$0.09
Diluted Earnings per Share	$0.11	$0.11	$0.12	($0.08)	$0.09
Book Value per Share	$7.93	$7.83	$7.75	$7.61	$7.67
Cash dividends paid	$0.035	$0.035	$0.035	$0.035	$0.030

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.56%	0.54%	0.60%	-0.42%	0.50%
Return on Average Equity (annualized) ROE	5.96%	5.70%	6.15%	-4.24%	4.83%
Return on Tangible Equity (annualized)	9.57%	9.22%	9.99%	-6.86%	7.85%
Net Interest Margin	3.22%	3.22%	3.29%	3.27%	3.44%
Net Interest Spread	2.85%	2.84%	2.92%	2.90%	3.06%
Non-interest Income as a % of Revenue	22.94%	18.31%	20.84%	-36.54%	11.74%
Non-interest Income as a % of Average Assets	0.87%	0.65%	0.78%	-0.79%	0.41%
Non-interest Expense to Average Assets	2.70%	2.67%	2.59%	2.60%	2.61%
Efficiency Ratio	71.48%	75.13%	69.20%	120.48%	74.06%

Asset Quality:
Nonperforming Loans	$1,240	$2,636	$3,011	$2,148	$2,058
Nonperforming Assets	$2,659	$3,531	$3,536	$2,233	$2,187
Nonperforming Loans to Total Loans	0.11%	0.26%	0.30%	0.22%	0.22%
Nonperforming Assets to Total Assets	0.18%	0.25%	0.25%	0.17%	0.16%
Allowance for Loan Losses to Period-end Loans	1.24%	1.26%	1.28%	1.32%	1.33%
Allowance for Loan Losses to Nonperforming Loans (X)	10.82	4.95	4.31	5.88	5.93
Net Charge-offs to Average Loans (annualized)	0.18%	0.21%	0.15%	0.12%	0.02%

Capital Ratios:
Equity to Total Assets	9.14%	9.48%	9.56%	9.91%	10.08%
Tangible Equity to Total Tangible Assets (1)	5.94%	6.12%	6.14%	6.33%	6.48%

Average Balances:
Year to Date
Interest Earning Assets	$1,324,218	$1,232,305	$1,215,079	$1,207,209	$1,184,008
Total Assets	1,467,296	1,368,223	1,349,093	1,338,308	1,309,224
Total Loans	1,054,315	958,001	935,923	913,028	887,704
Equity	136,623	134,886	134,806	135,059	134,718
Interest Bearing Liabilities	1,212,714	1,115,747	1,097,199	1,084,807	1,055,889

Quarterly
Interest Earning Assets	$1,324,218	$1,283,422	$1,230,562	$1,230,155	$1,184,008
Total Assets	1,467,296	1,424,990	1,370,311	1,367,073	1,309,224
Gross Loans	1,054,315	1,023,515	980,966	938,074	887,704
Equity	136,623	135,123	134,308	135,396	134,718
Interest Bearing Liabilities	1,212,714	1,170,786	1,121,579	1,113,408	1,055,889

Weighted Average Number of Shares Outstanding
Basic	17,423,824	17,431,542	17,571,030	17,640,808	17,624,034
Diluted	17,597,029	17,610,248	17,738,817	17,640,808	17,857,395
Period end outstanding shares	17,410,115	17,405,940	17,487,801	17,615,355	17,673,077

(1) - Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.